Exhibit 3.45.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Sabra Connecticut I, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Name of Limited Liability Company : Sabra Ohio, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certification on the 12th day of October, A.D. 2010.

By:	/s/ Michael T. Berg
Authorized Person (s)

Name:	Michael T. Berg
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